                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                              (Amendment No. __ 2 )

                       THE BLACKROCK 2001 TERM TRUST INC.
               --------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
               --------------------------------------------------
                         (Title of Class of Securities)


                                    092477108
                          ---------------------------
                                 (CUSIP Number)

                                  JULY 1, 1999
                          ---------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                          (Continued on following page(s))

                                 Page 1 of 26 Pages

                                       13G
CUSIP NO. 092477108                                       PAGE 2 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       The Progressive Corporation
                       34-0963169
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      15,244,000**
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                      -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               15,244,000**
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       15,244,000**

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       10.7%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       HC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Consists solely of shares held by its subsidiaries.

                                       13G
CUSIP NO. 092477108                                       PAGE 3 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Halcyon Insurance Company
                       34-1524319
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      20,000
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               20,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       20,000

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP NO. 092477108                                       PAGE 4 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Midland Risk Insurance Company
                       62-0484104
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Tennessee
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      50,000**
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               50,000**
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       50,000**

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO, HC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Reported shares are held by Specialty Risk Insurance Company, a wholly-owned subsidiary of Midland Risk Insurance Company.

                                       13G
CUSIP NO. 092477108                                       PAGE 5 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   PC Investment Company
                   34-1576555
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      827,300
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               827,300
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       827,300

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       CO, a wholly-owned subsidiary of progressive Casualty Insurance Company
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP NO. 092477108                                       PAGE 6 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Investment Company, Inc.
                   34-1378861
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      857,700
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               857,700
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       857,700

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
CUSIP NO. 092477108                                       PAGE 7 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Casualty Insurance Company
                   34-6513736

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      6,781,200**
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               6,781,200**
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       6,781,200**

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       4.8%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, HC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 3,180,700 shares held directly, and 827,300 shares held by PC Investment Company and 2,773,200 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

                                      13G


CUSIP NO. 092477108                                       PAGE 8 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive American Insurance Company
                   34-1094197

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Florida
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      1,149,100
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               1,149,100
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,149,100

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .8%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 092477108                                       PAGE 9 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Bayside Insurance Company
                   31-1193845

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Florida
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      110,000
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               110,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       110,000

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .1%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 10 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Classic Insurance Company
                   39-1453002

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Wisconsin
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      493,000
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               493,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       493,000

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .3%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 11 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Mountain Insurance Company
                   93-0935623

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Wisconsin
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      140,000
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               140,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       140,000

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .1%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 12 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Northern Insurance Company
                   34-1318335

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Wisconsin
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      904,800**
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               904,800**
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       904,800**

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .6%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IN, HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.

                                      13G

CUSIP NO. 092477108                                       PAGE 13 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Progressive Northwestern Insurance Company
                    91-1187829

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Washington
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      3,021,800
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               3,021,800
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,021,800

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.1%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 14 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Preferred Insurance Company
                   34-1287020

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      502,400
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               502,400
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       502,400

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .4%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 15 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Premier Insurance Company of Illinois
                   36-3789786

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Illinois
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      89,800
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               89,800
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       89,800

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .1%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 16 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Southeastern Insurance Company
                   59-1951700

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Florida
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      203,500
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               203,500
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       203,500

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .1%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 17 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Progressive Specialty Insurance Company
                   34-1172685

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Ohio
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      2,773,200
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               2,773,200
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,773,200

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       2.0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 18 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Specialty Risk Insurance Company
                   62-1444848

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Tennessee
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      50,000
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               50,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       50,000

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       0%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G

CUSIP NO. 092477108                                       PAGE 19 OF 26 PAGES
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   United Financial Casualty Company
                   36-3298008

--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                       Missouri
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
                NUMBER OF
                  SHARES                           -0-
               BENEFICIALLY        ---------------------------------------------
                 OWNED BY           6       SHARED VOTING POWER
                   EACH
                REPORTING                      1,010,500
                  PERSON           ---------------------------------------------
                   WITH             7       SOLE DISPOSITIVE POWER

                                                   -0-
                                   ---------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                               1,010,500
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,010,500

--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |X|
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       .7%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                       IC, CO
--------------------------------------------------------------------------------
v
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 20 of 26 Pages
                                                                 ----  ----

                                  SCHEDULE 13G


This Amendment No.2 to Schedule 13G is filed to correct errors that appeared in Amendment No. 1. Specifically, the number of shares of Common Stock of the Issuer beneficially owned by United Financial Casualty Company and The Progressive Corporation as of July 1, 1999 were 1,010,500 and 14,301,400, respectively, rather than 1,113,700 and 14,404,600 as previously reported. All information has been updated to reflect the Reporting Persons' beneficial ownership of the Issuer's Common Stock as of July 31, 1999.


Item 1(a)         Name of Issuer:
---------         ---------------

                  The name of the issuer is The BlackRock 2001 Term Trust Inc. (the "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         ------------------------------------------------

                  The address of the Issuer's principal executive offices is 1285 Avenue of the Americas, New York, New York 10019.

Item 2(a)         Name of Person Filing:
---------         ----------------------

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Halcyon Insurance Company, an Ohio corporation,(b) Midland Risk Insurance Company, a Tennessee corporation,(c) PC Investment Company, a Delaware corporation, (d) Progressive American Insurance Company, a Florida corporation, (e) Progressive Bayside Insurance Company, a Florida corporation, (f) Progressive Casualty Insurance Company, an Ohio corporation,(g) Progressive Classic Insurance Company, a Wisconsin corporation, (h) Progressive Investment Company, Inc., a Delaware corporation, (i) Progressive Mountain Insurance Company, a Colorado corporation (j) Progressive Northern Insurance Company, a Wisconsin corporation, (k) Progressive Northwestern Insurance Company, a Washington corporation, (l) Progressive Preferred Insurance Company, an Ohio corporation,
                  (m) Progressive Premier Insurance Company of Illinois, an Illinois corporation, (n) Progressive Southeastern Insurance Company, a Florida corporation, (o) Progressive Specialty Insurance Company, an Ohio corporation, (p) Specialty Risk Insurance Company, a Tennessee corporation, and (q) United Financial Casualty Company, a Missouri corporation (collectively, the "Subsidiaries"), and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of PC Investment Company and Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company; all of the outstanding shares of Specialty Risk Insurance Company are owned by Midland Risk Insurance Company and all of the outstanding shares of Progressive Premier Insurance Company of Illinois are owned by Progressive Northern Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
---------         ------------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is as follows:

                  Reporting Person                   Business Address
                  ----------------                   ----------------

                  The Progressive Corporation        6300 Wilson Mills Road
                                                     Mayfield Village, OH  44143

                  Halcyon Insurance Company          6300 Wilson Mills Road
                                                     Mayfield Village, OH  44143



                                                             Page 21 of 26 Pages
                                                                 ----  ----

             Reporting Person                               Business Address
             ----------------                               ----------------
             Midland Risk Insurance Company                 965 Ridgelake Blvd., Suite 201
                                                            Memphis, TN 38120

             PC Investment Company                          801 West Street
                                                            Wilmington, DE 19801

             Progressive American Insurance Company         4030 Crescent Park Dr., Bldg. B
                                                            Riverview, FL 33569

             Progressive Bayside Insurance Company          4030 Crescent Park Dr., Bldg. B
                                                            Riverview, FL 33569

             Progressive Casualty Insurance Company         6300 Wilson Mills Road
                                                            Mayfield Village, OH  44143

             Progressive Classic Insurance Company          44 East Mifflin Street
                                                            Madison, WI 53703

             Progressive Investment Company, Inc.           801 West Street
                                                            Wilmington, DE 19801

             Progressive Mountain Insurance Company         2075 Research Parkway, Suite A
                                                            Colorado Springs, CO 80920

             Progressive Northern Insurance Company         44 East Mifflin Street
                                                            Madison, WI 53703

             Progressive Northwestern Insurance             200 112th Ave., NE, Suite 200
             Company                                        Bellevue, Washington 98004

             Progressive Preferred Insurance Company        6300 Wilson Mills Road
                                                            Mayfield Village, OH  44143

             Progressive Premier Insurance Company          333 East Butterfield Road, Suite
              of Illinois                                   220, Lombard, IL 60148

             Progressive Southeastern Insurance             4030 Crescent Park Dr., Bldg. B
             Company                                        Riverview, FL  33569

             Progressive Specialty Insurance Company        6300 Wilson Mills Road
                                                            Mayfield Village, OH  44143

             Specialty Risk Insurance Company               965 Ridgelake Blvd., Suite 201
                                                            Memphis, TN 38120

             United Financial Casualty Company              11457 Olde Cabin Rd, Suite 235
                                                            St. Louis, MO  63141
Item 2(c)    Citizenship:

         Reporting Person                                   State Of Incorporation
         ----------------                                   ----------------------

     The Progressive Corporation                                     Ohio
     Halcyon Insurance Company                                       Ohio
     Midland Risk Insurance Company                                  Tennessee
     PC Investment Company                                           Delaware
     Progressive American Insurance Company                          Florida
     Progressive Bayside Insurance Company                           Florida
     Progressive Casualty Insurance Company                          Ohio




                                                             Page 22 of 26 Pages
                                                                 ----  ----

         Reporting Person                                   State Of Incorporation
         ----------------                                   ----------------------

     Progressive Classic Insurance Company                            Wisconsin
     Progressive Investment Company, Inc.                             Delaware
     Progressive Mountain Insurance Company                           Colorado
     Progressive Northern Insurance Company                           Wisconsin
     Progressive Northwestern Insurance Company                       Washington
     Progressive Preferred Insurance Company                          Ohio
     Progressive Premier Insurance Company of Illinois                Illinois
     Progressive Southeastern Insurance Company                       Florida
     Progressive Specialty Insurance Company                          Ohio
     Specialty Risk Insurance Company                                 Tennessee
     United Financial Casualty Company                                Missouri

Item 2(d)         Title of Class of Securities:
---------         -----------------------------

                  The class of securities which is the subject of this Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

Item 2(e)         Cusip Number:
---------         -------------

                  The CUSIP number for such class of securities is 092477108

Item 3.           Not Applicable.
------

Item 4.           Ownership (as of July 31, 1999)
------            ---------

                  (a)      Amount Beneficially Owned:                                   No. of Shares
                           --------------------------                                   -------------

                           The Progressive Corporation                                     15,244,000(1)

                           Subsidiaries
                           ------------
                           Halcyon Insurance Company                                           20,000
                           Midland Risk Insurance Company                                      50,000(2)
                           PC Investment Company                                              827,300
                           Progressive American Insurance Company                           1,149,100
                           Progressive Bayside Insurance Company                              110,000
                           Progressive Casualty Insurance Company                           6,781,200(3)
                           Progressive Classic Insurance Company                              493,000
                           Progressive Investment Company, Inc.                               857,700
                           Progressive Mountain Insurance Company                             140,000
                           Progressive Northern Insurance Company                             904,800(4)
                           Progressive Northwestern Insurance Company                       3,021,800
                           Progressive Preferred Insurance Company                            502,400
                           Progressive Premier Insurance Company of Ill                        89,800
                           Progressive Southeastern Insurance Company                         203,500
                           Progressive Specialty Insurance Company                          2,773,200
                                                                                            ---------

       (1)Consists solely of shares held by the Subsidiaries listed herein.

       (2)Includes 0 shares held directly and 50,000 shares held by Specialty
Risk Insurance Company, its wholly-owned subsidiary.

       (3)Includes 3,180,700 shares held directly and 827,300 shares held by PC
Investment Company and 2,773,200 shares held by Progressive Specialty Insurance
Company, its wholly-owned subsidiaries.

       (4)Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.


                                                             Page 23 of 26 Pages
                                                                 ----  ----

         Amount Beneficially Owned:                             No. of Shares
         --------------------------                             -------------

         Specialty Risk Insurance Company                             50,000
         United Financial Casualty Company                         1,010,500
                                                                 -----------
                                                   TOTAL:         15,244,000(5)

(b)  Percent of Class                                            10.7%
---------------------

(c)  Number of shares as to which the person has
     -------------------------------------------

                                             (i)              (ii)                (iii) (iv)

                                            Sole Power        Shared Power        Sole Power     Shared Power
                                            to Vote           to Vote             to Dispose     to Dispose
                                            or to             or to               or to          or to
                                            Direct            Direct              Direct the     Direct the
                                            the Vote          the Vote            Disposition    Disposition
                                            ---------         -----------         ----------     -----------
The Progressive Corporation                 0                 15,244,000(1)           0           15,244,000(1)

SUBSIDIARIES

Halcyon Insurance Company                   0                     20,000              0               20,000

Midland Risk Insurance Company              0                     50,000(2)           0               50,000(2)

PC Investment Company                       0                    827,300              0              827,300

Progressive American Insurance Company      0                  1,149,100              0            1,149,100

Progressive Bayside Insurance Company       0                    110,000              0              110,000

Progressive Casualty Insurance Company      0                  6,781,200(3)           0            6,781,200(3)

Progressive Classic Insurance Company       0                    493,000              0              493,000

Progressive Investment Company, Inc.        0                    857,700              0              857,700

Progressive Mountain Insurance Company      0                    140,000              0              140,000

Progressive Northern Insurance Company      0                    904,800(4)           0              904,800(4)

Progressive Northwestern Insurance Company  0                  3,021,800              0            3,021,800

Progressive Preferred Insurance Company     0                    502,400              0              502,400

Progressive Premier Insurance Company
 of Illinois                                0                     89,800              0               89,800
--------

        (5)Computed without duplication of reported shares.

        (1)Consists solely of shares held by the Subsidiaries listed herein.

        (2)Includes 0 shares held directly and 50,000 shares held by Specialty
Risk Insurance Company, its wholly-owned subsidiary.

        (3)Includes 3,180,700 shares held directly and 827,300 shares held by PC
Investment Company and 2,773,200 shares held by Progressive Specialty Insurance
Company, its wholly-owned subsidiaries.

        (4)Includes 815,000 shares held directly and 89,800 shares held by Progressive Premier Insurance Company of Illinois, its wholly-owned subsidiary.




                                                             Page 24 of 26 Pages
                                                                 ----  ----

                                             (i)              (ii)              (iii)            (iv)

                                            Sole Power        Shared Power      Sole Power       Shared Power
                                            to Vote           to Vote           to Dispose       to Dispose
                                            or to             or to             or to            or to
                                            Direct            Direct            Direct the       Direct the
                                            the Vote          the Vote          Disposition      Disposition
                                            ---------         -----------       ----------       -----------


Progressive Southeastern Insurance Company  0                   203,500               0               203,500

Progressive Specialty Insurance Company     0                 2,773,200               0             2,773,200

Specialty Risk Insurance Company            0                    50,000               0                50,000

United Financial Casualty Company           0                 1,113,700               0             1,113,700
                                                              ---------                        --------------

                  TOTALS                    0                15,244,000(5)            0            15,244,000(5)
                                            ---------        ------------                      ----------------


Item 5          Ownership of Five Percent or Less of a Class:
------          --------------------------------------------

                Not Applicable.

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
------          ---------------------------------------------------------------

                Not Applicable.

Item 7          Identification and Classification of the Subsidiary Which
------          ----------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                --------------------------------------------------------------
                Company:
                --------


                Not Applicable.

Item 8          Identification and Classification of Members of the Group:
------          ---------------------------------------------------------

                Not Applicable.

Item 9          Notice of Dissolution of Group:
------          ------------------------------

                Not Applicable.

Item 10         Certifications:
-------         ---------------

                By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------

       (5)Computed without duplication of reported shares.

                                                             Page 25 of 26 Pages
                                                                 ----  ----


                                    SIGNATURE
                                    ---------


After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:    August 10, 1999


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive American Insurance Company
Progressive Bayside Insurance Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Investment Company, Inc.
Progressive Mountain Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Preferred Insurance Company
Progressive Premier Insurance Company of Illinois
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company




By:  /S/  DAVID M. SCHNEIDER
     -----------------------
         David M. Schneider
         Secretary


Midland Risk Insurance Company
Specialty Risk Insurance Company

By:  /S/  DAVID M. SCHNEIDER
     -----------------------
         David M. Schneider
         Assistant Secretary

                                                             Page 26 of 26 Pages
                                                                 ----  ----


                                    EXHIBIT A

This Exhibit A to Amendment No. 2 to Schedule 13G is filed pursuant to the requirements of Rules 13d-1(c) and 13d-1(k)(1). The undersigned hereby agree that the Amendment No. 2 to the Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.


Dated:   August 10, 1999


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive American Insurance Company
Progressive Bayside Insurance Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Investment Company, Inc.
Progressive Mountain Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Preferred Insurance Company
Progressive Premier Insurance Company of Illinois
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
United Financial Casualty Company



By:  /S/ DAVID M. SCHNEIDER
     ----------------------
         David M. Schneider
         Secretary


Midland Risk Insurance Company
Specialty Risk Insurance Company

By:  /S/ DAVID M. SCHNEIDER
     ----------------------
         David M. Schneider
         Assistant Secretary